CONTRACT SALES PURCHASE AGREEMENT

This contract sale purchase agreement is entered into this 9th day of August, 2001 whereby WIRELESS COMMUNICATIONS GROUP, INC., (WCGI), was incorporated in the State of Nevada on the 9th day of June, 2001 and is in good standing; and whereby RAMOIL MANAGEMENT, LTD., (RAMO), a Delaware publicly traded, over-the-counter company, and whereby the parties agree that in the best interest of both respective parties, and interests of the shareholders were deemed to be in the best interests of the Board of Directors of WIRELESS COMMUNICATIONS GROUP, INC., and RAMOIL MANAGEMENT, LTD., and the majority shareholders represent eighty (80) percent of the voting rights, now express in the contract sales purchase agreement as follows:

WIRELESS COMMUNICATIONS GROUP, INC.

For value and consideration of one million shares of common stock at $5.00 per share for a total agreed amount of $5 million of capital stock paid to RAMO on this 9th day of September, 2001 by WCGI, for any and all assets, notes, payables and any other liabilities, and interests of RAMO may appear where is, as is, WCGI has exclusive rights to all these interests, with RAMO having no further rights therein, or interest thereof.

RAMOIL MANAGEMENT, LTD.

By it's Board of Directors and 80% majority shareholders agreeing to sell, assign, and convey all rights, title and contracts to any and all assets, debts, obligations or any and all other responsibilities of every kind, where is, as is, for the amount of $5 million of their capital stock at $5.00 per share asset sale bulk purchase, and;

WHEREBY realizing per the capital common stock being issued and held more than three (3) years, RAMO will issue a distribution of at least fifty (50) percent of those shares which shall be distributed to the existing RAMO shareholders, or 500,000 shares representing $2,500,000, shall be immediately issued to the respective shareholders for the equivalent percentage of equity ownership in RAMO as a distribution per sale of asset liquidation value, said distribution is contemplated per sections of the Securities Act of 1933 and 1934, whereby any one exemption instruction may be given to the transfer agent of RAMO to reverse said stock of WCGI to the respective shareholders of RAMO; it is fully agreed that these security transfers shall adhere to any and all state or regulatory agencies, on ................., and that:


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FURTHERMORE, the exception and share distribution to RAMO shareholders agree to the contract sale purchase, which will be completed on or before August 24, 2001, at the close of business at 4:00 p.m. RAMO and WCGI shareholders as expressed herein, fully understand the terms and conditions herein, and agree to, and shall, if necessary call s shareholders meeting to be held in Las Vegas, Nevada at a future date.

EXCHANGE OF ASSETS PURCHASED

The exchange of assets, liabilities, debts and obligations purchased by WCGI and RAMO shall take place in Las Vegas, Nevada on the 24th of August, 2001, at the address of 2840 Augusta Drive, Las Vegas, Nevada.

All contracts, investments, letters of commitment for funding, proprietary information, etc. of RAMO....expects 100% of the...These assets and liabilities shall include contemplated construction projects, and those that were under contract and under progress, forfeited or otherwise, in the United Arab Emirates, (UAE), including the Ritz-Carlton Hotel, the City Mix Concrete plant, and equipment, vehicles, and plant equipment on hand or in storage, which may be recoverable; the developmental rights and contracts to the Z-Ion Laser Fusion Reactor and Laser Enhanced incinerator and the application of such technology in the Nevada theme parks, Jump Automotive Experts, and the anticipated acquisitions in progress for the Pacific Dunlop, Ltd., and the related companies thereto, including all funding sources, commitments, and letters of intent to fund the noted acquisitions.

All of the above projects shall be transferable, assignable, and subject to exclusive, mutual agreements.

$3 million overdue, which may or may not be collectable, all other debt obligations, including auditing and legal fees, shall be the responsibility of the respective parties without recourse to the other.



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This agreement shall be governed by the laws of the State of Nevada, and venue for any action to enforce, construe, or otherwise review this contract shall lie in Clark County, Nevada.


ACCEPTED AND AGREED TO:



/s/ Gary W. Walters
------------------------
Gary W. Walters
Chairman/CEO, Ramoil Management

/s/ Gary W. Walters
------------------------
Gary W. Walters
Gary W. Walters and Associates

/s/ Francis Brown
------------------------
Francis Brown
G.W. Walters Trust